UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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SINCLAIR BROADCAST GROUP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 8, 2005

Dear Shareholder:

You are cordially invited to attend the annual meeting of shareholders of Sinclair Broadcast Group, Inc.  The annual meeting on May 12, 2005 will be held at Sinclair’s corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m., local time.

Enclosed with this letter is a notice of the annual meeting of shareholders, a proxy statement, a proxy card and a return envelope.  Also enclosed with this letter is Sinclair Broadcast Group, Inc.’s annual report to shareholders for the year ended December 31, 2004.

Your vote on these matters is very important.  We urge you to review carefully the enclosed materials and to return your proxy promptly.

You are cordially invited to attend the annual meeting and you may vote in person even though you have returned your proxy card.  Whether or not you plan to attend the annual meeting, please sign and promptly return your proxy card in the enclosed postage paid envelope.

Sincerely,

/s/ David D. Smith

David D. Smith
Chairman of the Board
and Chief Executive Officer

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 17, 2005.  Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m.  Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 17, 2005 (record date).  Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

YOUR VOTE IS IMPORTANT—Please execute and return the enclosed proxy promptly, whether or not you plan to attend the
Sinclair Broadcast Group, Inc. annual meeting.

SINCLAIR BROADCAST GROUP, INC.
10706 Beaver Dam Road
Hunt Valley, Maryland 21030

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	May 12, 2005
Time:	10:00 a.m. local time
Place:	Sinclair corporate office
10706 Beaver Dam Rd
Hunt Valley, Maryland 21030

YOUR VOTE AT THE ANNUAL MEETING IS VERY IMPORTANT TO US.

Dear Shareholders:

At the 2005 annual meeting, you will be asked to:

1.               Elect eight directors, each for a one-year term;

2.               Ratify the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of Sinclair for the year ending December 31, 2005; and

3.               Transact such other business as may properly come before the annual meeting.

You will be able to vote your shares at the annual meeting if you were a shareholder of record at the close of business on March 17, 2005.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. Duncan Smith

J. Duncan Smith, Secretary

Baltimore, Maryland

April 8, 2005

TABLE OF CONTENTS

INFORMATION ABOUT THE 2005 ANNUAL MEETING AND VOTING
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
DIRECTORS AND EXECUTIVE OFFICERS
AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE
SHAREHOLDER PROPOSALS

SINCLAIR BROADCAST GROUP, INC.
10706 BEAVER DAM ROAD
HUNT VALLEY, MARYLAND 21030

PROXY STATEMENT FOR ANNUAL MEETING OF SHAREHOLDERS
To be held on May 12, 2005

This proxy statement provides information that you should read before you vote on the proposals that will be presented to you at the 2005 annual meeting of Sinclair Broadcast Group, Inc.  The 2005 annual meeting will be held on May 12, 2005 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This proxy statement provides detailed information about the annual meeting, the proposals you will be asked to vote on at the annual meeting and other relevant information.  Our Board of Directors is soliciting these proxies.

At the annual meeting, you will be asked to vote on the following proposals:

1.               Elect eight directors, each for a one-year term;

2.               Ratify the appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for the year ending December 31, 2005; and

3.               Such other matters as may properly come before the meeting.

The Board of Directors recommends that the shareholders vote to elect the Board’s nominees for director and to ratify the appointment of Ernst & Young LLP.

On or about April 8, 2005, we began mailing this proxy statement to people who, according to our records, owned common shares or beneficial interests in us as of the close of business on March 17, 2005.  We have mailed with the proxy statement a copy of our annual report to shareholders for the year ended December 31, 2004.

IF YOU PLAN TO ATTEND:

Please note that space limitations make it necessary to limit attendance at the meeting to our shareholders of record as of March 17, 2005.  Registration will begin at 9:00 a.m. and seating will begin at 9:30 a.m.  Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport.  Shareholders holding stock in brokerage accounts (“street name” holders) will need to bring a copy of a brokerage statement reflecting stock ownership as of March 17, 2005 (record date).  Cameras (including cellular phones with photographic capabilities), recording devices and other electronic devices will not be permitted at the meeting.

INFORMATION ABOUT THE 2005 ANNUAL MEETING AND VOTING

The Annual Meeting

The annual meeting will be held on May 12, 2005 at our corporate office, 10706 Beaver Dam Road, Hunt Valley, Maryland 21030 at 10:00 a.m. local time.

This Proxy Solicitation

We are sending you this proxy statement because our Board of Directors is seeking a proxy to vote your shares at the annual meeting.  This proxy statement is intended to assist you in deciding how to vote your shares.

We are paying the cost of requesting these proxies.  Our directors, officers and employees may request proxies in person or by telephone, mail, telecopy or letter.  We will reimburse brokers and other nominees for their reasonable out-of-pocket expenses for forwarding proxy materials to beneficial owners of our common shares.

Voting Your Shares

You may vote your shares at the annual meeting either in person or by proxy.  To vote in person, you must attend the annual meeting and obtain and submit a ballot.  Ballots for voting in person will be available at the annual meeting.  To vote by proxy, you must complete and return the enclosed proxy card in time for it to be received by us before the annual meeting.  By completing and returning the proxy card, you will be directing the persons designated on the proxy card to vote your shares at the annual meeting in accordance with the instructions you give on the proxy card.

If you hold your shares with a broker and you do not tell your broker how to vote, your broker has the authority to vote on both proposals.  Abstentions and broker non-votes (where a broker or nominee is not permitted to exercise discretionary authority to vote on a matter) are not counted as votes cast on any matter to which they relate, but are counted in determining the presence of a quorum.

If you decide to vote by proxy, your proxy card will be valid only if you sign,  date and return it before the annual meeting scheduled to be held on May 12, 2005.

If you complete the proxy card, except for the voting instructions, then your shares will be voted FOR each of the director nominees identified on the proxy card and FOR ratification of the selection of Ernst & Young LLP as our Independent Registered Public Accounting Firm for 2005.

We have described in this proxy statement all the proposals that we expect will be made at the annual meeting. If a shareholder or we properly present any other proposal at the meeting, we will use your proxy to vote your shares on the proposal in our best judgment.

Revoking Your Proxy

If you decide to change your vote, you may revoke your proxy at any time before it is voted. You may revoke your proxy by any one of three ways:

•                  you may notify our Secretary in writing that you wish to revoke your proxy, at the following address: Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland, 21030, Attention: J. Duncan Smith, Vice President and Secretary.  We must receive your notice before the time of the annual meeting;

•                  you may submit a proxy dated later than your original proxy; or

•                  you may attend the annual meeting and vote.  Merely attending the annual meeting will not by itself revoke a proxy; you must obtain a ballot and vote your shares to revoke the proxy.

Vote Required for Approval

Shares Entitled to Vote. On March 17, 2005 (the record date), the following shares were issued and outstanding and had the votes indicated:

•                  46,306,206 shares of Class A Common Stock, each of which is entitled to one vote on each of the proposals, and

•                  39,072,649 shares of Class B Common Stock, each of which is entitled to ten votes on each of the proposals.

Quorum.  A majority of the outstanding shares of common stock entitled to vote, or a “quorum,” must be present at the annual meeting in order to transact business. A quorum will be present if 218,516,349 votes are represented at the annual meeting, either in person (by the shareholders) or by proxy. If a quorum is not present, a vote cannot occur.  In deciding whether a quorum is present, abstentions and broker non-votes will be counted as shares that are represented at the annual meeting.

Votes Required.  The votes required on each of the proposals are as follows:

Proposal 1: Election of Eight Directors

The eight nominees for director who receive the most votes will be elected. If you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either for or against the nominee.

Proposal 2: Ratification of Selection of Independent Registered Public Accounting Firm

The affirmative vote of a majority of the votes cast at the annual meeting is required to ratify the selection of the Independent Registered Public Accounting Firm. If you abstain from voting, your abstention will not count as a vote cast for or against the proposal.

Additional Information

We are mailing our annual report to shareholders for the year ended December 31, 2004, including consolidated financial statements, to all shareholders entitled to vote at the annual meeting together with this proxy statement.  The annual report does not constitute a part of the proxy solicitation material.  The annual report tells you how to get additional information about us.

PROPOSAL 1: ELECTION OF DIRECTORS

Nominees for election to the Board of Directors are:

David D. Smith

Frederick G. Smith

J. Duncan Smith

Robert E. Smith

Daniel C. Keith

Martin R. Leader

Lawrence E. McCanna

Basil A. Thomas

Each director will be elected to serve for a one-year term, unless he resigns or is removed before his term expires, or until his replacement is elected and qualified.  Each of the nominees listed above is currently a member of the Board of Directors and each of them has consented to serve as a director if elected.  More detailed information about each of the nominees is available in the section of this proxy statement titled “Directors and Executive Officers,” which begins on page 7.

If any of the nominees cannot serve for any reason (which is not anticipated), the Board of Directors may designate a substitute nominee or nominees.  If a substitute is nominated, we will vote all valid proxies for the election of the substitute nominee or nominees.  Alternatively, the Board of Directors may also decide to leave the board seat or seats open until a suitable candidate or candidates are located, or it may decide to reduce the size of the board.

The amended and restated certificate of incorporation provides that our business shall be managed by a board of directors of not less than three and not more than thirteen directors with the number of directors to be fixed by the Board of Directors from time to time.  The Board of Directors has presently established the size of the Board at eight members. Proxies for the annual meeting may not be voted for more than eight nominees.

Messrs. David, Frederick, Duncan and Robert Smith (collectively, the controlling shareholders) are brothers and have entered into a shareholders’ agreement pursuant to which they have agreed to vote for each other as candidates  for election to the Board of Directors until June 12, 2005.  They are currently considering extending this agreement into the future.

The Board of Directors recommends a vote for each of the nominees to the board of directors.

PROPOSAL 2: RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP as our independent registered public accounting firm for 2005.  If the shareholders do not ratify the appointment of Ernst & Young LLP, the Audit Committee will reevaluate the engagement of the independent registered public accounting firm.  Even if the appointment is ratified, the Audit Committee, in its discretion, may nevertheless appoint another independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the shareholders.

A representative of Ernst & Young LLP is expected to attend the annual meeting. The Ernst & Young representative will have the opportunity to make a statement  if he or  she  desires  to do so and  will  be  able  to  respond  to appropriate questions from shareholders.  Additional information regarding fees paid to Ernst & Young LLP is available in the section of this proxy statement titled “Audit Committee, Audit Fees and Auditor Independence.”

The board of directors recommends a vote for ratification of the appointment of Ernst & Young LLP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

There were 85,378,855 shares of our common stock issued and outstanding on March 17, 2005 consisting of 46,306,206 shares of Class A Common Stock and 39,072,649 shares of Class B Common Stock.  The following table shows how many shares were owned by the following categories of persons as of that date:

•                  persons who beneficially own more than 5% of the shares;

•                  each director and each officer described on the “Summary Compensation Table” on page 13; and

•                  all directors and executive officers as a group.

	Shares of Class B Common Stock Beneficially Owned		Shares of Class A Common Stock Beneficially Owned			Percent of Total Voting
Name	Number	Percent	Number		Percent (a)	Power (b)
David D. Smith	10,762,305	27.5%	11,094,505	(c)	19.3%	24.6%
Frederick G. Smith	8,358,831	21.4%	8,860,990	(d)	16.2%	19.2%
J. Duncan Smith	11,000,000	28.2%	11,002,093	(e)	19.2%	25.1%
Robert E. Smith	7,430,855	19.0%	7,454,190	(f)	13.9%	17.0%
David B. Amy	—	—	352,078	(g)	*	*
Barry M. Faber	—	—	99,166	(h)	*	*
Steven M. Marks	—	—	179,370	(i)	*	*
Lucy A. Rutishauser	—	—	50,758	(j)	*	*
Basil A. Thomas	—	—	8,000	(k)	*	*
Martin R. Leader	—	—	7,000	(l)	*	*
Daniel C. Keith	—	—	5,000	(m)	*	*
Lawrence E. McCanna	—	—	5,600	(n)	*	*
Barry Baker 28 Merry Hill Ct. Baltimore, MD 21208	—	—	2,764,870	(o)	5.6%	*
Putnam Investments, LLC One Post Office Square Boston, MA 02109	—	—	2,327,459	(p)	5.0%	*
Earnest Partners, LLC 75 Fourteenth Street, Suite 2300 Atlanta, GA 30309	—	—	3,926,363	(q)	8.5%	*
Morgan Stanley 1585 Broadway New York, NY 10036	—	—	3,933,770	(r)	8.5%	*
Gabelli Asset Management, Inc. One Corporate Center Rye, NY 10580-1435	—	—	5,493,967	(s)	11.9%	1.3%
All directors and named executive officers as a group (12 persons)	37,551,991	96.1%	39,118,750	(t)	46.1%	86.1%

*Less than 1%

(a)          Percent of Class A Common Stock beneficially owned is calculated by taking the number of shares of Class A Common Stock beneficially owned divided by the number of shares of Class A Common Stock outstanding plus any Class B Common Stock individually held and options currently exercisable.

(b)         Holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share except for votes relating to “going private” and certain other transactions. The Class A Common Stock and the Class B Common Stock vote altogether as a single class except as otherwise may be required by Maryland law on all matters presented for a vote. Holders of Class B Common Stock may at any time convert their shares into the same number of shares of Class A Common Stock.

(c)          Shares of Class A Common Stock beneficially owned include 10,762,305 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, and 300,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(d)         Shares of Class A Common Stock beneficially owned include 8,358,831 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.  The shares of Class B Common Stock include 401,158 shares held in an irrevocable trust established by Frederick G. Smith for the benefit of his children, of which he is not the trustee.

(e)          Shares of Class A Common Stock beneficially owned include 11,000,000 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock.  The shares of Class B Common Stock do not include 510,000 shares held in an irrevocable trust established by J. Duncan Smith for the benefit of his children, of which he is not the trustee.

(f)            Shares of Class A Common Stock beneficially owned include 7,430,855 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, and 5,000 shares of Class A Common Stock that may be acquired upon exercise of options.  The shares of Class B Common Stock include 291,049 shares held in an irrevocable trust established by Robert E. Smith for the benefit of family members, of which he is the trustee.  The shares of Class B Common Stock do not include 390,650 shares held in an irrevocable trust established by Robert E. Smith for the benefit of his children, of which he is not the trustee.

(g)         Includes 333,750 shares of Class A Common Stock that may be acquired upon exercise of options.

(h)         Includes 93,750 shares of Class A Common Stock that may be acquired upon exercise of options.

(i)             Includes 149,250 shares of Class A Common Stock that may be acquired upon exercise of options.

(j)             Includes 48,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(k)          Includes 5,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(l)             Includes 5,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(m)       Includes 5,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(n)         Includes 5,000 shares of Class A Common Stock that may be acquired upon exercise of options.

(o)         Mr. Baker’s 2,764,870 shares of Class A Common Stock may be acquired upon the exercise of options.

(p)         As set forth in the Schedule 13G filed by Putnam Investments, LLC with the SEC on February 11, 2005, Putnam, LLC is deemed to be the beneficial owner of 2,327,459 shares and has shared voting power with respect to 850,000 of those shares.

(q)         As set forth in the Schedule 13G/A filed by Earnest Partners, LLC with the SEC on March 11, 2005, Earnest Partners, LLC is deemed to be the beneficial owner of 3,926,363 shares and has sole voting power with respect to 2,602,540 of those shares.

(r)            As set forth in the schedule 13G/A filed by Morgan Stanley with the SEC on February 15, 2005, Morgan Stanley is deemed to be the beneficial owner of 3,933,770 shares and has sole voting power with respect to 3,837,380 of those shares.

(s)          As set forth in the Schedule 13D/A filed by Gabelli Asset Management, Inc. with the SEC on February 18, 2005, Gabelli Asset Management, Inc. is deemed to be the beneficial owner of 5,493,967 shares and has sole voting power with respect to 5,150,467 of those shares.

(t)            Shares of Class A Common Stock beneficially owned includes 37,551,991 shares of Class B Common Stock beneficially owned, each of which is convertible into one share of Class A Common Stock, and 949,750 shares of Class A Common Stock that may be acquired upon exercise of stock options.

DIRECTORS AND EXECUTIVE OFFICERS

Set forth below is certain information relating to our executive officers, directors and nominees, and certain key employees.

Name	Age	Title
David D. Smith	54	President, Chief Executive Officer, Director and Chairman of the Board
Frederick G. Smith	55	Vice President and Director
J. Duncan Smith	51	Vice President, Secretary and Director
David B. Amy	52	Executive Vice President and Chief Financial Officer
Barry M. Faber	43	Vice President / General Counsel
Steven M. Marks	48	Chief Operating Officer / Television Group
Daniel C. Keith	50	Director
Martin R. Leader	64	Director
Lawrence McCanna	61	Director
Robert E. Smith	41	Director
Basil A. Thomas	89	Director
David R. Bochenek	42	Chief Accounting Officer
M. William Butler	52	Vice President / Group Programming and Promotions
Joe DeFeo	45	Vice President / News Director
Lawrence M. Fiorino	43	Founder and CEO / G1440, Inc.
Nat Ostroff	64	Vice President / New Technology
Delbert R. Parks III	52	Vice President / Operations and Engineering
Lucy A. Rutishauser	40	Vice President / Corporate Finance / Treasurer
Jeffrey W. Sleete	50	Vice President / Marketing
Gregg Seigel	44	Vice President / National Sales
Darren Shapiro	44	Vice President / Sales
Donald H. Thompson	38	Vice President / Human Resources
Thomas I. Waters III	36	Vice President / Purchasing

Members of the Board of Directors are elected for one-year terms and serve until their successors are duly elected and qualified.  Executive officers are appointed by the Board of Directors annually to serve for one-year terms and serve until their successors are duly appointed and qualified.

Director and Officer Profiles

David D. Smith has served as President and Chief Executive Officer since 1988 and as Chairman of the Board of Sinclair Broadcast Group, Inc. since September 1990. Mr. Smith founded Comark Communications, Inc., a company engaged in the manufacture of high power transmitters for UHF television stations, and was an officer and director of Comark until 1986.  He also was a principal in other television stations prior to serving as a General Manager of WCWB-TV from 1984 until 1986.  In 1986, David was instrumental in the formation of Sinclair Broadcast Group, Inc.    David Smith is currently a member of the Board of Directors of Sinclair Ventures, Inc., Acrodyne Communications, Inc., G1440 Holdings, Inc., Atlantic Automotive Corporation (formerly known as Summa Holdings, Ltd.), KDSM, Inc. and Safe Waterways in Maryland (a private, non-profit foundation).

Frederick G. Smith has served as Vice President of Sinclair since 1990 and Director since 1986.  Prior to joining  Sinclair in 1990, Mr. Smith was an oral and  maxillofacial  surgeon engaged in private practice and was employed by Frederick G. Smith, M.S., D.D.S., P.A., a professional  corporation of which Mr. Smith was the sole officer, director and stockholder. Mr. Smith is currently a member of the board of directors or trustees of Sinclair Ventures, Inc., the Freven Foundation, Safe Waterways in Maryland, Gerstell Academy and University of Maryland at Baltimore Foundation.

J. Duncan Smith has served as Vice President, Secretary and as a Director of Sinclair since 1986.  Prior to that, he worked for Comark Communications, Inc. installing UHF transmitters.  In addition, he also worked extensively on the construction of WCWB-TV in Pittsburgh, WTTE-TV in Columbus, WIIB-TV in Bloomington and WTTA-TV in Tampa / St. Petersburg, the renovation of the studio, offices and news facility for WBFF-TV in Baltimore and construction of the Sinclair headquarters building in Hunt Valley, MD.  J. Duncan Smith is currently a member of the board of directors of Sinclair Ventures, Inc., The Boys Latin School of Maryland, The High Rock Foundation and Safe Waterways in Maryland.

David B. Amy has served as Executive Vice President and Chief Financial Officer (CFO) since March 2001. Prior to that, he served as Executive Vice President from September 1999 to March 2001 and as Vice President and CFO from September 1998 to September 1999. Prior to that, he served as CFO from 1994 to September 1998. In addition, he serves as Secretary of Sinclair Television Group, Inc., a wholly owned subsidiary that owns and operates our broadcasting operations. Mr. Amy has over 20 years of broadcast experience, having joined Sinclair as a Business Manager for WCWB-TV in Pittsburgh.  Mr. Amy received his MBA degree from the University of Pittsburgh in 1981.  Mr. Amy is currently a member of the board of directors of Acrodyne Communications, Inc., G1440 Holdings, Inc., KDSM, LLC, Jadoo Power Systems, Agentsmith and VisionAir; and is an advisor to Allegiance Capital, LP regarding potential investment opportunities.

Barry M. Faber has served as Vice President/General Counsel since August 1999 and prior to that as Associate General Counsel from 1996 to 1999.  Prior to that time, he was associated with the law firm of Fried, Frank, Harris, Shriver, & Jacobson in Washington, D.C.  Mr. Faber is a graduate of the University of Virginia and the University of Virginia School of Law.

Steven M. Marks has served as Chief Operating Officer/Television Group since February 2003 and is responsible for the television station group operations.  Prior to that, he served as Vice President/Regional Director from March 2002 to February 2003. As a Vice President/Regional Director, Mr. Marks was responsible for the Baltimore, Columbus, Pittsburgh, Flint, Tallahassee, Charleston, WV, Portland, Springfield, Minneapolis, Tampa, Syracuse, Norfolk, Richmond, Buffalo and Rochester markets.  Prior to his appointment as Vice President/Regional Director, Mr. Marks served as Regional Director since October 1994. Mr. Marks served as General Manager for Sinclair’s flagship station, WBFF-TV in Baltimore, Maryland from July 1991 until October 1994.  From 1986 until joining WBFF-TV in 1991, Mr. Marks served as General Sales Manager at WTTE-TV in Columbus, Ohio.  Prior to that time, he was national sales manager for WFLX-TV in West Palm Beach, Florida.

Daniel C. Keith has served as a Director since May 2001. Mr. Keith is the President and Founder of the Cavanaugh Group, Inc., a Baltimore-based investment advisory firm founded in October 1995.  Prior to establishing the Cavanaugh Group, Inc., Mr. Keith was Vice President, Senior Portfolio Manager, and Director of the Investment Management division of a local financial services company since 1985.  During this time, he served as chairman of the Investment Advisory Committee and was a member of the board of directors.  Mr. Keith has been advising clients since 1979 and is currently a member of the boards of trustees of The High Rock Foundation, Safe Waterways in Maryland and The Boy’s Latin School of Maryland.

Martin R. Leader has served as a Director since May 2002.  Mr. Leader is a retired partner of the law firm ShawPittman in Washington, D.C. where he specialized in communications law matters.  Prior to his service at ShawPittman, Mr. Leader was a senior partner with the law firm of Fisher Wayland Cooper Leader & Zaragoza in Washington, D.C. from 1973 to 1999.  Mr. Leader is currently a member of the board of directors of Atlantic Automotive Corporation. Mr. Leader has served on the staff of the Office of Opinions and Review of the Federal Communications Commission.  He is a member of the District of Columbia Bar.  Mr. Leader graduated from Tufts University and Vanderbilt University Law School.

Lawrence E. McCanna has served as a Director since July 1995. Mr. McCanna has been a shareholder of the accounting firm of Gross, Mendelsohn & Associates, P.A. since 1972 and has served as its managing director since 1982. Mr. McCanna  has  served  on  various committees of the Maryland Association of Certified  Public  Accountants  and  was  chairman  of  the  Management  of  the Accounting  Practice  Committee. He is also a former member of the Management of an Accounting Practice Committee of the American Institute of Certified Public Accountants.  Mr. McCanna is a former member of the board of directors of Maryland Special Olympics.

Robert E. Smith has served as a Director since 1986. He served as Vice President and Treasurer of Sinclair from 1988 to June 1998, at which time he resigned from his position as Vice President and Treasurer.  In March 1997, Mr. Smith started RSMK LLC, a commercial real estate investment company which he currently manages.  Prior to 1986, he assisted in the construction of WTTE-TV and also worked for Comark Communications, Inc. installing UHF transmitters. Mr. Smith is currently a member of the board of directors of Sinclair Ventures, Inc., Nextgen Foundation Charitable Trust, Safe Waterways in Maryland, Gerstell Academy, Bay Television, Inc., Keyser Investment Group, Cunningham Communications, Inc., Gerstell Development LP and Beaver Dam LLC.

Basil A. Thomas has served as a Director since November 1993. He is of counsel to the Baltimore law firm of Thomas & Libowitz, P.A. and has been in the private practice of law since 1983. From 1961 to 1968, Mr. Thomas served as an Associate Judge on the Municipal Court of Baltimore City and from 1968 to 1983, he served as an Associate Judge of the Supreme Bench of Baltimore City.  Mr. Thomas is a trustee of the University of Baltimore and a member of the American Bar Association and the Maryland State Bar Association.  Mr. Thomas attended the College of William &

Mary and received his L.L.B. from the University of Baltimore.  Mr. Thomas is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, counsel to Sinclair.

David R. Bochenek has served as Chief Accounting Officer since November 2002.  Mr. Bochenek joined Sinclair in March 2000 as the Corporate Controller.  Prior to joining Sinclair, Mr. Bochenek was Vice President, Corporate Controller for Prime Retail, Inc. from 1993 until 2000. From 1990 to 1993, Mr. Bochenek served as Assistant Vice President for MNC Financial, Inc. and prior to that held various positions in the audit department of Ernst & Young, LLP. Mr. Bochenek received his Bachelor of Business Administration in Accounting and Master of Science in Finance from Loyola College in Maryland.   Mr. Bochenek is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Financial Executives Institute.

M. William Butler has served as Vice President/Group Programming and Promotions since July 1999 and from 1997 until 1999, as Vice President/Group Program Director, STG.  From 1995 to 1997, Mr. Butler served as Director of Programming at KCAL-TV in Los Angeles, California.  From 1991 to 1995, he was Director of Marketing and Programming at WTXF-TV in Philadelphia, Pennsylvania and prior to that he was the Program Director at WLVI in Boston, Massachusetts.   Mr. Butler attended the Graduate Business School of the University of Cincinnati from 1975 to 1976.

Joe DeFeo has served as Vice President/News Director since August 2003. From October 2002 until August 2003, he was the Corporate News Director. Mr. DeFeo launched the News Central operation for the company.  From 1992 until October 2002, Mr. DeFeo served as the News Director of WBFF-TV and WNUV-TV. Mr. DeFeo started his career at WGAL-TV in Lancaster/Harrisburg, PA and worked for five years as news producer at WBAL-TV in Baltimore. Immediately before coming to WBFF/WNUV in 1991, he was Producer of the FOX Morning News at WTTG-TV in Washington and helped start up that morning newscast. Mr. DeFeo has won two Washington regional Emmy awards for newscast producing.

Lawrence Fiorino founded G1440 Holdings, Inc., a provider of single-source, end-to-end e-Business solutions and a number of services and products, including a homebuilding application, an immigration tracking tool application, a syndicated television program management and scheduling application and a procurement application, in April 1998. From 1994 to 1998, he was Vice President of Systems and Technology for The Ryland Group, Inc. Mr. Fiorino is a Certified Public Accountant, has a BA in Accounting, an MBA in MIS, and is a regular contributing writer for Maryland’s Daily Record newspaper.  Mr. Fiorino appears weekly on “FOX-45’s Web Sightings” technology segment on Sinclair’s FOX affiliate station in Baltimore, Maryland.  Mr. Fiorino is currently on the board of directors of Towson University Alumni, Towson University College of Business and Economics, Emerging Technology Centers of Maryland Board, Greater Columbia Foundation, Port Discovery, University of Baltimore Entrepreneurship and University of Maryland Library.

Nat Ostroff has served as Vice President/New Technology since 1996.  From 1984 until joining Sinclair, he was the President and CEO of Comark Communications, Inc., a leading manufacturer of UHF transmission equipment. While at Comark, Mr. Ostroff was nominated and awarded a Prime  Time  Emmy  Award  for  outstanding   engineering   achievement  for  the development of new UHF  transmitter  technologies  in 1993. In 1968, Mr. Ostroff founded Acrodyne Industries Inc., a manufacturer of TV transmitters, a public company, and served as its first President and CEO.  Mr. Ostroff holds a BSEE degree from Drexel University and an MEEE degree from New York University. He is a member of several industry organizations, including AFCCE, IEEE and SBE. Mr. Ostroff also serves as Chief Executive Officer and Chairman of the Board for Acrodyne Communications, Inc., in which Sinclair has an investment.

Delbert R. Parks, III has served as Vice President/Operations and Engineering of Sinclair Television Group, Inc. since 1996.  From 1985 to 1996, he was Director of Operations and Engineering for WBFF-TV and Sinclair.  He has held various operations and engineering positions with Sinclair for the last 28 years.  He is responsible for planning, organizing and implementing operational and engineering policies and strategies as they relate to television operations, web activity, information management systems, and infrastructure. Mr. Parks is a member of the Society of Motion Picture and Television Engineers and the Society of Broadcast Engineers.  Mr. Parks is also a retired Army Lieutenant Colonel who has held various commands during his 26-year reserve career.

Lucy A. Rutishauser has served as Vice President/Corporate Finance/Treasurer since November 2002.  From March 2001 until November 2002, she served as Treasurer and, from 1997 until March 2001, she served as Assistant Treasurer.  From 1992 to 1997, Ms. Rutishauser was the Assistant Treasurer for Treasure Chest Advertising Company (currently Vertis) and Integrated Health Services, Inc.  From 1988 to 1992, Ms. Rutishauser held various treasury positions with Laura Ashley, Inc. and Black and Decker Corporation.  Ms. Rutishauser graduated magna cum laude from Towson University with a Bachelor of Science degree in Economics and Finance and received her M.B.A., with honors from the University of Baltimore.  Ms. Rutishauser is a member of the National Institute of Investor Relations and the Association

of Finance Professionals and currently serves on the Advisory Board for the University of Baltimore’s School of Communications Design.

Jeffrey W. Sleete has served as Vice President/Marketing since August 2001.  From 1999 until 2001, he served as a Regional Director and as Regional Sales Counselor for Sinclair’s television stations.  From 1996 to 1999, he was the Vice President of Sales & Marketing for Sinclair’s radio division.  From 1985 until 1996, he served as General Manager of radio stations in Detroit, Michigan, Houston, Texas and West Palm Beach, Florida.  From 1980 to 1985, Mr. Sleete headed a national sales representation firm office in Detroit and was a General Sales Manager for two radio stations.  Prior to that, he was an account executive for both local and national sales.  Mr. Sleete holds a Bachelor of Science degree from Eastern Michigan University.

Gregg L. Siegel has served as Vice President/National Sales since June 2001.  Prior to that time, he worked as Director of Business Development, Strategic Sales Manager and a Regional Sales Manager on a multiple market basis, since starting with Sinclair in 1994.  He has held several sales and management positions with National Rep Firms, having started his television sales career in 1982 with Avery-Knodel as a Marketing Associate.  Mr. Siegel holds a Bachelors degree in Communications and Marketing from the University of Arizona.

Darren J. Shapiro has served as Vice President/Sales since August 2001.  From 2000 to 2001, he served as Director of Internet Sales.  From 1999 to 2000, he served as New Business Development Manager and, prior to that he served as General Sales Manager and Local Sales Manager for WBFF-TV, Sinclair’s FOX affiliate in Baltimore, Maryland from 1993 to 1999.  From 1989 to 1993, Mr. Shapiro served as Corporate National Sales Manager. Prior to that he was a Senior Account Executive for Seltel Inc. in New York City.  Mr. Shapiro holds a bachelors’ degree in Economics from the University of Rochester.

Donald H. Thompson has served as Vice President/Human Resources since November 1999 and prior to that as Director of Human Resources from September 1996.  Prior to joining Sinclair, Mr. Thompson was Human Resources Manager for NASA at the Goddard Space Flight Center near Washington, D.C.  Mr. Thompson holds a Bachelor’s Degree in Psychology and a Certificate in Personnel and Industrial Relations from University of Maryland and a Masters of Science in Business/Human Resource & Behavioral Management and a Master of Business Administration from Johns Hopkins University.  Mr. Thompson is a member of the Society for Human Resource Management.

Thomas I. Waters, III has served as Vice President/Purchasing since November 2002.  From 2000 to 2002, he served as Director of Purchasing & Administration.  From 1996 to 2000, Mr. Waters was Director of Purchasing.  Before joining Sinclair, Mr. Waters served as the Purchasing Manager for NaturaLawn of America.  Mr. Waters holds a Bachelor of Science degree in Business Administration from the University of Baltimore and is a member of the Baltimore-Washington Business Travelers Association as well as the National Association of Purchasing Managers.

Meetings of the Board of Directors and Standing Committees

In 2004, the Board of Directors held a total of six meetings.   During the year, two unanimous consent and 12 informal actions were executed.  Each director attended all meetings of the Board of Directors and all committees of the Board of Directors on which he served.  All directors attended the Annual Meeting held on May 13, 2004.  It is the Board’s policy that the Directors should attend our annual meeting of shareholders, absent exceptional cause.

The Board of Directors currently consists of eight members.  The Board has determined that Messrs. McCanna, Keith and Leader meet the independence criteria under rule 4200 of the Nasdaq rules.  The committees of the Board of Directors include an Audit Committee and a Joint Compensation and Stock Option Committee.

Controlled Company Determination.  Our Board has determined that we are a “Controlled Company” for purposes of the Nasdaq listing requirements. A “Controlled Company” is a company of which more than 50% of the voting power is held by an individual, a group or another company. Certain Nasdaq requirements do not apply to a Controlled Company, including requirements that: (1) a majority of its board of directors must be comprised of “independent” directors as defined in Nasdaq’s rules; and (2) the compensation of officers and the nomination of directors be determined in accordance with specific rules, generally requiring determinations by committees comprised solely of independent directors or in meetings at which only the independent directors are present. Our Board of Directors has determined that we are a “Controlled Company” based on the fact that the Smith brothers hold more than 50% of the voting power of Sinclair and are parties to a shareholders agreement that obligates them to vote for each other as candidates for election to the Board of Directors.  The Smith brothers have filed a Schedule 13D, as amended, disclosing that they may be deemed to be acting as a group.  The Smith brothers have been our executive officers and/or directors at all times since it became public in 1995.  Currently, David D. Smith, Frederick G. Smith and J. Duncan Smith are both executive officers and directors and Robert E. Smith is a director.

Audit Committee. The members of the Audit Committee are Messrs. Thomas, McCanna, Keith and Leader.  Messrs. McCanna, Keith and Leader meet the independence criteria established by Nasdaq and the SEC.    The Audit Committee is governed by a written charter approved by the Board of Directors.  The Audit Committee formally met 12 times during the year ended December 31, 2004.

The Board of Directors has determined that all audit committee members are financially literate under the current listing standards of the Nasdaq and that Lawrence E. McCanna qualifies as an “audit committee financial expert” as defined by the SEC rules adopted pursuant to the Sarbanes-Oxley Act of 2002.

Nasdaq rules adopted during 2003 require that audit committees have at least three directors and that all directors be independent, as defined by Nasdaq and SEC rules.

Notwithstanding the foregoing, one director who (1) is not “independent” as defined in the Nasdaq rules; (2) satisfies the criteria for independence set forth in Section 10A(m)(3) of the Exchange Act and the rules thereunder; and (3) is not a current officer or employee or a family member of such officer or employee, may be appointed to the audit committee, if the board, under exceptional and limited circumstances, determines that membership on the audit committee by the individual is required by the best interests of our company and its shareholders and the board discloses in the next annual proxy statement subsequent to such, the nature of the relationship and the reasons for that determination. A member appointed under this exception may not serve on the audit committee for more than two years and may not chair the audit committee.

Pursuant to the Nasdaq rules governing director independence, Basil A. Thomas is not deemed to be independent because of Mr. Thomas’s relationship to our outside counsel.  Mr. Thomas is of counsel to Thomas & Libowitz, P.A. and the father of Steven A. Thomas, a partner and founder of Thomas & Libowitz, P.A., which serves as our outside counsel.  During 2004, we paid Thomas & Libowitz, P.A. approximately $270,000 in fees and expenses for legal services.

Notwithstanding Mr. Thomas’s failure to meet Nasdaq’s current independence criteria, the Board of Directors has determined that it is in the best interests of Sinclair and its shareholders that Mr. Thomas serve on both the Board and the Audit Committee.  This determination is based on the personal knowledge that the Board has with respect to Mr. Thomas’ financial abilities, knowledge and integrity, based in large part on his past services as a Director of Sinclair since 1993 and a member of the Audit Committee since 1996.  Mr. Thomas served on the Audit Committee during the previous year pursuant to the Board’s determination that it was in the best interest of Sinclair and its shareholders.  As a result, Mr. Thomas will be able to serve on the Audit Committee under Nasdaq’s “exceptional and limited circumstances” exception until the Annual Meeting of Sinclair shareholders in 2006.

Joint Compensation and Stock Option Committee.  Nasdaq listing requirements require that compensation of executive officers be determined, or recommended to the Board of Directors for determination, either by a majority of the independent directors or a compensation committee comprised solely of independent directors.  As a controlled company, however, we are not subject to this listing requirement and, as a result, the Board of Directors has determined that notwithstanding Mr. Thomas’s failure to meet Nasdaq’s current independence criteria, it is in the best interest of Sinclair and its shareholders that Mr. Thomas serve on the Joint Compensation and Stock Option Committee.  The other members of the Joint Compensation and Stock Option Committee are Messrs. McCanna, Keith, and Leader, all of whom meet the independence criteria established by Nasdaq listing requirements and the SEC.  This Committee is charged with the responsibility for setting executive compensation, reviewing certain compensation programs and making recommendations to the Board of Directors.   The Joint Compensation and Stock Option Committee formally met 11 times during the year ended December 31, 2004.

Nominating Committee.  The Board does not have a standing nominating committee and there is no formal nominating committee charter, although the Board has adopted a resolution addressing the director nominations process. Instead, the directors who are determined to be “independent” under the Nasdaq rules perform the functions of a nominating committee. The Board believes it is appropriate not to maintain a standing nominating committee primarily because the relatively small number of independent directors on the Board makes it unnecessary to separate the nominating function into a committee structure.

Our independent directors are responsible for identifying and recommending nominees to the Board of Directors for membership on the Board.  The independent directors’ primary responsibilities in recommending nominees are to:  (1) establish criteria for the selection of new directors to become members of the Board, which criteria shall be approved by the Board; (2) lead the search for and identify individuals qualified to become members of the Board and conduct the necessary and appropriate inquiries into the backgrounds and qualifications of possible nominees; (3) consider questions of independence and possible conflicts of interest of members of the Board and executive officers, and whether a candidate has special interests or a specific agenda that would impair  his or her ability to effectively represent the interest of all shareholders; (4) consider recommendations for director nominees from current directors and executive officers, shareholders and other parties they deem appropriate; (5) have the authority to retain and terminate a search firm to identify director candidates at our expense, (6) determine each proposed nominee’s qualifications for service on the Board; (7) consult with the CEO and Chairman of the Board during the process of identifying director nominees; (8) identify and recommend annually, or as vacancies or newly created positions occur, director nominees for approval by the Board of Directors; and (9) review the composition and size of the Board in order to ensure that the Board is comprised of members reflecting the proper expertise, skills, attributes and personal and professional backgrounds for service as one of our directors.

The independent directors will consider nominees proposed by shareholders.  Although there is no formal policy regarding shareholder nominees, the Board of Directors believes that shareholder nominees should be viewed in substantially the same manner as other nominees.  The consideration of any candidate for director will be based on an assessment of the individual’s background, skills and abilities, and if such characteristics qualify the individual to fulfill the needs of the Board at that time.  To recommend a prospective nominee for consideration, shareholders should submit the candidate’s name, contact information, biographical material and qualifications in writing to Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.

Shareholder Communication with the Board.  Shareholders and other parties interested in communicating directly with the Board, any Board committee or any Director, may do so by writing to Sinclair Board of Directors, c/o Corporate Secretary, Sinclair Broadcast Group, Inc., 10706 Beaver Dam Road, Hunt Valley, Maryland 21030.  Under the process adopted by the Board, letters we receive that are addressed to members of the Board are reviewed by our Corporate Secretary who will regularly forward a summary and copies of all such correspondence to the Board.

Concerns relating to accounting, internal controls or auditing matters are immediately brought to the attention of the chairman of the Audit Committee and handled in accordance with procedures established by the Audit Committee with respect to such matters.

However, shareholder communications that constitute advertising or promotion of a product or service or relate to improper or irrelevant topics will not be forwarded to the Board, any board committee or any director.

Summary Compensation Table

The following table sets forth certain information regarding annual and long-term compensation for services rendered in all capacities during the year ended December 31, 2004 by the Chief Executive Officer and the four most highly compensated executive officers other than the Chief Executive Officer, who are collectively referred to as the named executive officers.

Name and Principal Position				Long-term Compensation Securities Underlying Number of Options Granted	All Other Compensation (a)

	Annual Compensation
	Year	Salary	Bonus
David D. Smith	2004	$1,000,000	$—	200,000	$21,895
President and Chief Executive	2003	1,000,000	—	100,000	25,289
Officer	2002	1,000,000	—	—	29,467

David B. Amy	2004	400,000	100,000	12,500	18,362
Executive Vice President and	2003	300,000	150,000	10,000	18,026
Chief Financial Officer	2002	300,000	150,000	10,000	13,317

Steven M. Marks	2004	633,000	100,225	12,500	18,623
Chief Operating Officer/	2003	600,000	102,750	20,000	9,098
Television Group	2002	340,000	418,399	10,000	10,519

Barry M. Faber	2004	325,000	75,000	10,000	9,128
Vice President/ General Counsel	2003	250,000	50,000	5,000	8,754
	2002	230,000	50,000	5,000	4,832

Lucy A. Rutishauser	2004	187,200	46,800	5,000	5,196
Vice President/Corporate	2003	184,500	45,000	4,000	5,131
Finance/Treasurer	2002	153,000	64,375	6,000	4,778

(a)          All other compensation consists of income deemed received for personal use of our leased automobiles, the Sinclair 401(k) contribution, membership fees and life insurance.

Stock Options

The following table sets forth information concerning stock options granted during 2004 to the named executive officers:

Name	Number of Securities Underlying Options Granted	Percent of Total Options Granted to Employees in Year	Exercise Price per Share	Expiration Date	Potential Realized Value At
					Assumed Annual Rates of Stock
					Price Appreciation for Option Term
					0%	5%	10%

David D. Smith	200,000	42.08%	$12.30	3/29/14	—	$1,547,081	$3,920,606
David B. Amy	12,500	2.63%	12.30	3/29/14	—	96,693	245,038
Steven M. Marks	12,500	2.63%	12.30	3/29/14	—	96,693	245,038
Barry M. Faber	10,000	2.10%	12.30	3/29/14	—	77,354	196,030
Lucy A, Rutishauser	5,000	1.05%	12.30	3/29/14	—	38,677	98,015

Aggregated Option Exercises in Last Year and December 31, 2004 Option Values

The following table sets forth information regarding options exercised during 2004, the number of securities underlying unexercised options, and the value of “in the money” options outstanding on December 31, 2004.

Name	Shares Acquired On Exercise	Value Realized	Number of Securities Underlying Unexercised Options at December 31, 2004		Value of Unexercised “In-the-Money” Options at December 31, 2004 (a)
			Exercisable	Unexercisable	Exercisable	Unexercisable

David D. Smith	—	—	250,000	200,000	$—	$—
David B. Amy	—	—	325,625	16,875	9,250	5,250
Steven M. Marks	—	—	138,625	21,875	7,650	5,250
Barry M. Faber	—	—	88,750	11,250	4,625	2,625
Lucy A. Rutishauser	—	—	43,500	8,500	5,589	2,596

(a)          An “in-the-money” option is an option for which the option exercise price is less than the market price of the underlying stock at December 31, 2004, and all of the value shown reflects stock price appreciation since the granting of the option.

The equity compensation plan information as of December 31, 2004 was as follows:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights as of December 31, 2004	Weighted-average exercise price of outstanding options, warrants and rights as of December 31, 2004

Number of securities
remaining available for
future issuance under
equity compensation plans
(excluding securities to be
issued upon exercise of
outstanding options,
warrants and rights as of
December 31, 2004)

Equity compensation plans approved by security holders	6,576,520	$15.73	7,732,898
Equity compensation plans not approved by security holders	—	—	—

Total	6,576,520	$15.73	7,732,898

Director Compensation

Non-employee directors are entitled to receive the following compensation and stock options:

Base Compensation.  Our directors who are also our employees serve without additional compensation. Non-employee directors receive $27,000 annually. The Audit Committee chairman receives an additional $4,500 annually and the Joint Compensation and Stock Option Committee chairman receives an additional $3,000 annually. Non-employee directors also receive $1,250 for each meeting of the Board of Directors attended, $1,000 for each Audit Committee meeting attended and $800 for each Joint Compensation and Stock Option Committee meeting attended.

Stock Options.  Generally, on the date of our annual meeting, each non-employee director receives a grant of non-qualified stock options to purchase 5,000 shares of Class A Common Stock pursuant to our non-qualified stock option long-term incentive plan. Each stock option grant is immediately vested with respect to 25% of the shares with the remaining shares vesting in equal installments over a three-year period. The exercise price of each option grant is equal to the closing price of our Class A Common Stock on the date of our annual shareholders meeting. We are currently reviewing alternatives under our various stock option compensation plans in light of recent accounting pronouncements that become effective on July 1, 2005.  If we decide to change the form of compensation granted under these plans prior to the 2005 Annual Meeting, we may also change the form of equity compensation for our directors.  We will disclose any changes to the form of compensation granted under our stock option compensation plans in a Current Report on Form 8-K.

Employment Agreements

We do not have an employment agreement with David D. Smith and do not currently anticipate entering into an agreement.  The Compensation Committee has set David D. Smith’s base salary for 2005 at $1,000,000.

In September 1998, we entered into an employment agreement with David B. Amy, Executive Vice President and Chief Financial Officer. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Amy at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Amy receives a base salary of $500,000. The agreement also contains non-competition and confidentiality restrictions on Mr. Amy.

In August 2004, we entered into an employment agreement with Barry M. Faber, Vice President and General Counsel. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Faber at any time, with or without cause. The severance payment due upon termination without cause is equal to one month’s base salary in effect at the time of termination times the number of years of continuous employment by us or our predecessor. Mr. Faber receives a base salary of $425,000.  The agreement also contains non-competition and confidentiality restrictions on Mr. Faber.

In February 1997, we entered into an employment agreement with Steven M. Marks, Chief Operating Officer/ Television Group. The agreement does not have any specified termination date and we have the right to terminate the employment of Mr. Marks at any time, with or without cause. Mr. Marks receives a base salary of $633,000 and will have a 2005 bonus opportunity of up to $405,500, which will depend upon the achievement of specific Company revenue and broadcast cash flow targets.  The agreement also contains non-competition and confidentiality restrictions on Mr. Marks.

In March 2001, we entered into an employment agreement with Lucy A. Rutishauser, Vice President/Corporate Finance/Treasurer.   The agreement does not have any specified termination date and we have the right to terminate the employment of Ms. Rutishauser at any time, with or without cause. Ms. Rutishauser receives a base salary of $238,750. The agreement also contains non-competition and confidentiality restrictions on Ms. Rutishauser.

Joint Compensation and Stock Option Committee Report on Executive Compensation

The Joint Compensation and Stock Option Committee of the Board of Directors consists entirely of non-employee directors: Daniel C. Keith, Martin R. Leader, Lawrence E. McCanna and Basil A. Thomas.  The Committee determines all compensation paid or awarded to our executive officers.  Basil A. Thomas abstained from voting on the compensation for the Chief Executive Officer.

Compensation Decisions in 2004.  In making its compensation decisions for 2004, the Committee considered our operating performance, cash flow, pursuit of growth opportunities and achievement of business and operating objectives, all in light of economic conditions.  In addition, the Committee considered management’s recommendations for individual compensation awards.

Executive officers’ compensation is comprised of three components:

•                  base salary

•                  cash bonus

•                  stock options

Base Salary.  The Committee establishes base salaries for executive officers (including the Chief Executive Officer) after considering a variety of factors that measure value and usefulness to Sinclair, including the individual’s knowledge, experience, accomplishments, level of responsibility, and typical compensation levels for individuals with similar credentials.   With the exception of four executive officers that have a direct influence on our revenue performance, each executive officer’s 2005 base salary was increased by the amount of the executive officer’s 2004 cash bonus so that each executive officer’s 2005 base salary reflects the total of the base salary and cash bonus earned by the executive officer in 2004. The Committee does not expect to award cash bonuses to such executive officers for performance in 2005.  The four executive officers who did not receive such an increase in their base salaries will continue to be eligible to be paid a quarterly bonus and an annual bonus based on achieving specific company revenue targets and, for the Chief Operating Officer/Television Group, specific company revenue and broadcast cash flow targets.  The four executive officers are the Chief Operating Officer/Television Group, the Vice President/Sales, the Vice President/Marketing and the Vice President/National Sales.

Cash Bonus.  The Committee may determine to award cash bonuses on a discretionary or contractual basis.  The Committee’s review of cash bonuses for 2004 was based on its knowledge of Sinclair, communication with executives throughout the year and review of each executive officer’s individual performance.  No relative ranking of these various factors was applied.  The Committee does not expect to award bonuses to executive officers for 2005 performance except for the four executive officers who will continue to be eligible for bonuses as discussed in the “Base Salary” section of this report.

Stock Options.  The Committee believes achievement of Sinclair’s business goals may be fostered by a stock option program that is tailored to employees who significantly enhance the value of the company.  Options are awarded on recommendations from management based on performance.  For senior executives, the Committee takes into consideration recommendations of management, where appropriate, and such other factors which, in the judgment of the Committee, are important including Company and individual performance.  During the year ended December 31, 2004, the Committee granted employees options to purchase 475,250 shares of Class A Common Stock based on 2003 performance.  Named executive officers received options totaling 240,000 shares of Class A Common Stock based on 2003 performance.  The Committee determined that the overall 2004 performance of the Company did not warrant the grant of stock options to the executive officers for 2004 performance.  Management agreed.

We are currently reviewing alternatives under our various stock option compensation plans in light of recent accounting pronouncements that become effective on July 1, 2005.  If we decide to change the form of compensation granted under these plans prior to the 2005 Annual Meeting, we may also change the form of equity compensation for our executive officers in 2005 or future years.  We will disclose any changes to the form of compensation granted under our stock option compensation plans in a Current Report on Form 8-K.

Chief Executive Officer’s Compensation.  As one of our largest shareholders, David D. Smith’s financial well-being is directly tied to our performance.  Under his leadership, we restructured our debt and expanded both the direct mail initiative and the News Central format to the benefit of our shareholders.  For his services as our President, Chief Executive Officer, and Chairman of the Board, David D. Smith’s base salary for 2004 was $1,000,000.  During 2004, Mr. Smith was granted options to purchase 200,000 shares of Class A Common Stock under the Company’s Long-Term Incentive Plan based on performance for 2003.  Mr. Smith did not receive a cash bonus or stock options for 2004.  For 2005, the Committee decided to continue Mr. Smith’s base salary at $1,000,000.  Mr. Smith serves without an employment contract at his request.

Compensation Deduction Limit.  All executive compensation expenses paid in 2004 are consistent with the restrictions imposed on executive compensation by Section 162(m) of the Internal Revenue Code and will be deductible.

Joint Compensation and Stock Option Committee

Basil A. Thomas

Daniel C. Keith

Martin R. Leader

Lawrence E. McCanna

Compensation Committee Interlocks and Insider Participation

The members of the Joint Compensation and Stock Option Committee are Messrs. Thomas, Keith, Leader and McCanna.  Mr. Thomas is of counsel to the law firm of Thomas & Libowitz, P.A. and is the father of Steven A. Thomas, a senior attorney and founder of Thomas & Libowitz, P.A.  During 2004, we paid Thomas & Libowitz, P.A., approximately $270,000 in fees and expenses for legal services.

None of the members of our Joint Compensation and Stock Option Committee at any time has been one of our officers or employees.  None of our executive officers currently or in the past year have served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Joint Compensation and Stock Option Committee.

The following executive officers are directors of another entity that has a director or executive officer who is on our Board of Directors.  David D. Smith, Frederick G. Smith and J. Duncan Smith, all of whom are executive officers and on our Board of Directors, is a director and/or executive officer of other various companies controlled by them, including Cunningham Communications, Inc., Keyser Investment Group, Inc. and Bay Television, Inc.  Additionally,  David D. Smith is a director and executive officer of Acrodyne Communications Inc., Sinclair Ventures, Inc. and G1440 Holdings, Inc.  Frederick G. Smith is a director of Sinclair Ventures, Inc.  J. Duncan Smith is a director of Sinclair Ventures, Inc.  David B. Amy is an executive officer of Sinclair and a director of Acrodyne Communications, Inc. and G1440 Holdings, Inc.  See Certain Relationships and Related Transactions for additional information regarding the previously mentioned executive officers and directors.

During 2004, none of the named executive officers participated in any deliberations of our Joint Compensation and Stock Option Committee relating to compensation of the named executive officers.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended (the Exchange Act) requires our officers (as defined in the SEC regulations), directors and persons who beneficially own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Officers, directors and greater than ten percent shareholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of copies of such reports of ownership furnished to us, or written representations that no forms were necessary, we believe that during the past fiscal year our officers, directors and greater than ten percent beneficial owners complied with all applicable filing requirements.

Comparative Stock Performance

The following line graph compares the yearly percentage change in the cumulative total shareholder return on our Class A Common Stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from December 31, 1999 through December 31, 2004. The performance graph assumes that an investment of $100 was made in the Class A Common Stock and in each Index on December 31, 1999 and that all dividends were reinvested. Total shareholder return is measured by dividing total dividends (assuming dividend reinvestment) plus share price change for a period by the share price at the beginning of the measurement period.

Company/Index/Market	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04
Sinclair Broadcast Group	100.00	82.20	77.52	95.30	122.76	76.12
NASDAQ Telecommunications Index	100.00	43.56	32.67	19.82	35.45	36.55
NASDAQ Market Index-U.S.	100.00	63.31	48.87	34.20	51.98	56.68

Certain Relationships and Related Transactions

David, Frederick, J. Duncan and Robert Smith (collectively, the controlling shareholders) are brothers and hold substantially all of our Class B Common Stock.  During the year ended December 31, 2004, we engaged in the following transactions with them and/or the following persons:

•                  directors, nominees for election as directors or executive officers;

•                  beneficial owners of 5% or more of our common stock;

•                  immediate family members of any of the above; and

•                  entities in which the above persons have substantial interests.

Gerstell Development LP, an entity wholly owned by the controlling shareholders, was formed in April 1993 to acquire certain of our personal and real property interests in Pennsylvania.  In a transaction that was completed in September 1993, Gerstell Development LP acquired the WPGH office/studio, transmitter and tower site for an aggregate purchase price of $2.2 million.  The purchase price was financed in part by a $2.1 million note from us to Gerstell Development LP bearing interest at 6.18% with principal payments beginning on November 1, 1994 and a final maturity date of October 1, 2013.  As of December 31, 2003, the balance outstanding was approximately $1.4 million and the note was paid in full in February 2004.

On September 30, 1990, we issued certain notes (the founders’ notes) maturing on May 31, 2005, payable to the late Julian S. Smith and Carolyn C. Smith, our former majority owners and the parents of our controlling shareholders.  The founders’ notes, which were issued in consideration for stock redemptions equal to 72.65% of our then outstanding stock, have original principal amounts of $7.5 million and $6.7 million, respectively.  The founders’ notes include stated interest rates of 8.75%, which were payable annually from October 1990 until October 1992, then payable monthly commencing April 1993 to December 1996 and then semi-annually thereafter until maturity. The effective interest rate approximates 9.4%. The founders’ notes are secured by security interests in substantially all of our assets and subsidiaries and are personally guaranteed by the controlling shareholders.

Principal and interest payments on the founders’ notes are payable, in various amounts, each April and October, beginning October 1991 until October 2005, with a balloon payment due at maturity in the amount of $1.5 million. Additionally, monthly interest payments commenced April 1993 and continued until December 1996. The Carolyn C. Smith note was fully paid as of December 31, 2002.   Principal and interest paid on the Julian S. Smith note was $1.4 million for the year ended December 31, 2004.  At December 31, 2004, $2.0 million of the Julian S. Smith note remained outstanding.

Cunningham Broadcasting Corporation (Cunningham, formerly Glencairn, Inc.) is a corporation owned by Carolyn C. Smith, the mother of the controlling shareholders (10%), and certain trusts established by Carolyn C. Smith for the benefit of her grandchildren, the children of the controlling shareholders (the Cunningham Trusts) (90%). The 90% equity interest in Cunningham owned by the Cunningham Trusts is held through non-voting common stock.  The 10% equity interest in Cunningham owned by Carolyn C. Smith is held through the ownership of all the issued and outstanding voting stock of Cunningham.  Mrs. Smith is Vice President of Cunningham.

Concurrently with our initial public offering, we acquired options from the Cunningham Trusts that grant us the right to acquire, subject to applicable FCC rules and regulations, 100% of the capital stock of Cunningham.  The Cunningham option exercise price is based on a formula that provides a 10% annual return to Cunningham. Cunningham is the owner-operator and FCC licensee of WNUV-TV, Baltimore, Maryland; WRGT-TV, Dayton, Ohio; WVAH-TV, Charleston, West Virginia; WTAT-TV, Charleston, South Carolina; WBSC-TV, Andersen, South Carolina; and WTTE-TV, Columbus, Ohio.  We have entered into five-year Local Marketing Agreements (LMAs), with five-year renewal terms at our option, with Cunningham pursuant to which we provide programming to Cunningham for airing on WNUV-TV, WRGT-TV, WVAH-TV, WTAT-TV, WBSC-TV and WTTE-TV.  During the year ended December 31, 2004, we made payments of $5.9 million to Cunningham under these LMAs.

In January 1999, we entered into a LMA with Bay Television, Inc. (Bay TV), which owns the television station WTTA-TV in Tampa, Florida.  Our controlling shareholders own a substantial portion of the equity of Bay TV.  The LMA provides that we deliver television programming to Bay TV, which broadcasts the programming in return for a monthly fee to Bay TV of $143,500.  We must also make an annual payment equal to 50% of the annual broadcast cash flow, as defined in the LMA, of the station, which is in excess of $1.7 million.  The additional payment is reduced by 50% of the broadcast cash flow of the station, as defined in the LMA that was below zero in prior calendar years.  During

2004, we made payments of approximately $1.7 million related to the LMA.  An additional payment of $32,000 was made in 2004 related to the broadcast cash flow that exceeded $1.7 million for the year ended December 31, 2003.

From time to time, we enter into charter arrangements to lease aircraft owned by controlling shareholders, David D. Smith and Frederick G. Smith.  During the year ended December 31, 2004, we incurred expenses of approximately $0.1 million related to these arrangements.

In 1997, we entered into a lease transaction with Cunningham Communications, Inc. (CCI), a corporation wholly owned by the controlling shareholders, to lease space on broadcast towers from CCI.  We are currently in discussions with the controlling shareholders regarding a new lease that would include additional tower space. In January 1991, we entered into a ten-year capital lease with Keyser Investment Group, Inc. (KIG), a corporation wholly owned by the controlling shareholders, pursuant to which we lease an administrative facility and studios for station WBFF-TV.  Additionally, in June 1991, we entered into a one-year renewable lease with KIG pursuant to which we lease parking facilities at the administrative facility.  In June 1999, we entered into a ten-year capital lease with Beaver Dam, LLC, a limited liability company wholly owned by three of the controlling shareholders, pursuant to which we lease office space for our corporate headquarters.  We are currently in discussions with these controlling shareholders regarding a new lease that would include additional grounds space for various satellite dishes.  Lease payments made to these entities were $4.3 million for the year ended December 31, 2004.

On December 30, 2002, we invested $20.0 million in Atlantic Automotive Corporation (Atlantic, formerly known as Summa Holdings, Ltd.), resulting in a 17.5% equity interest.  Atlantic is a holding company which owns automobile dealerships and a leasing company.  David D. Smith, our President and Chief Executive Officer, has a controlling interest in Atlantic and is a member of its Board of Directors.  We sold advertising time to Atlantic on WBFF-TV and WNUV-TV, both in Baltimore, Maryland and received payments totaling $0.5 million during the year ended December 31, 2004.  We purchased a total of $1.1 million in vehicles and related vehicle services from Atlantic during the year ended December 31, 2004.  Atlantic leases certain dealership properties from a partnership in which David D. Smith has a 50% ownership interest.  Atlantic made lease payments to this partnership of $4.5 million for the year ended December 31, 2004.  Aggregate future minimum lease payments due to the partnership are $24.9 million through 2013.

In August 1999, we established Allegiance Capital Limited Partnership (Allegiance) as a small business investment company.  Our controlling shareholders and our Executive Vice President and Chief Financial Officer are also limited partners.  C. Wayne Davis and Steven A. Thomas have ownership interests in Allegiance Capital Management Corporation (ACMC), the general partner of Allegiance, and are members of the law firm of Thomas and Libowitz, P.A., our outside counsel.  ACMC, as the general partner, controls all decision making, investing and management of operations in exchange for a monthly management fee based on actual expenses incurred which currently averages approximately $40,800 paid by the limited partners.   We have invested $9.2 million as of December 31, 2004 and we are, together with the other limited partners, committed to investing up to a combined total of $15.0 million.

Code of Business Conduct and Ethics

We have adopted a code of business conduct and ethics that applies to all of our directors, officers (including our chief executive officer, chief financial officer, chief accounting officer and corporate controller and any person performing similar functions) and employees.  We have made the Code of Business Conduct and Ethics available on our website at www.sbgi.net.  Any waiver or amendment of the Code for our executive officers or directors must be promptly disclosed as required by law, SEC regulations or Nasdaq listing requirements.

AUDIT COMMITTEE, AUDIT FEES AND AUDITOR INDEPENDENCE

Report of the Audit Committee

The Audit Committee assists the Board of Directors in its oversight of financial reporting practices and the quality and integrity of the financial reports of Sinclair, including compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of Sinclair’s internal audit function. The Audit Committee is also responsible for the appointment of Sinclair’s independent auditors, which appointment may be ratified by the shareholders. The Audit Committee is also responsible for reviewing compliance with Sinclair’s ethics policy and has established procedures for the receipt, retention and treatment of complaints received by Sinclair regarding accounting controls or auditing matters and the confidential, anonymous submission by Sinclair’s employees of concerns regarding questionable accounting or auditing matters. The Audit Committee operates under a formal written charter that has been adopted by the Board of Directors and is reviewed by the Audit Committee on an annual basis.

The Audit Committee has received from Sinclair’s independent registered public accounting firm, Ernst & Young LLP (E&Y), written disclosures and the letter required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees”, regarding E&Y’s independence, including a detailed statement of the relationship between E&Y and us that might bear on E&Y’s independence, and has discussed with E&Y its independence. The Audit Committee has discussed whether the provision of non-audit services by E&Y is compatible with maintaining E&Y’s independence. E&Y has stated that it believes that it is in full compliance with all of the independence standards established under generally accepted auditing standards and the rules of the SEC. The Audit Committee concurs, and has approved all non-audit services provided by E&Y in 2004. The Audit Committee also has discussed with E&Y the matters required to be discussed by Statements on Auditing Standards No. 61, “Communication with Audit Committees” and No. 90, “Audit Committee Communications” including the selection of and changes in Sinclair’s significant accounting policies, the basis for management’s accounting estimates, E&Y’s conclusions regarding the reasonableness of those estimates and the disclosures included in the financial statements.

The Audit Committee met with management and representatives of E&Y in connection with its review of Sinclair’s audited financial statements for the year ended December 31, 2004. Based on such review and discussion with management, and based on the Audit Committee’s reviews and discussions with E&Y regarding its independence and the matters required to be discussed under statement on Auditing Standards No. 61 and No. 90, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Sinclair’s Annual Report on Form 10-K and the Board has approved that recommendation.

The Audit Committee has reviewed and discussed the fees paid to E&Y during the last year for audit and non-audit services, which are set forth in the proxy statement under “Disclosure of Fees Charged by Independent Registered Public Accounting Firm,” and has determined that the provision of the non-audit services are compatible with E&Y’s independence.

Audit Committee

Lawrence E. McCanna

Daniel C. Keith

Martin R. Leader

Basil A. Thomas

Disclosure of Fees Charged by Independent Registered Public Accounting Firm

The following summarizes the fees charged by Ernst & Young LLP and for certain services rendered to us during 2004 and 2003:

Audit Fees.  Fees paid to Ernst & Young LLP for the 2004 and 2003 calendar year audit of our annual financial statements and the reviews of the financial statements included in the 2004 Forms 10-Q were $1,243,082 and $716,660, respectively.

Audit Related Fees.  Fees include benefit plan audits, accounting consultations, offering assistance, SEC consulting, comfort letters and fees related to Sarbanes Oxley Regulations totaling $182,112 and $38,442 paid to Ernst & Young LLP for the year ended December 31, 2004 and 2003, respectively.

Tax Fees.  Tax fees billed to us through December 31, 2004 and 2003 were $524,671 and $1,196,176, respectively, paid to Ernst & Young LLP, which represented fees for tax planning and compliance services.

All Other Fees.  None.

All of the services described above were pre-approved by the Audit Committee.  None were approved pursuant to the waiver of pre-approval provisions set forth in Regulation S-X of the Securities and Exchange Commission.

Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

In May 2003, the Audit Committee adopted a pre-approval policy that provides guidelines for the audit, audit-related, tax and other permissible non-audit services that may be provided by the independent registered public accounting firm (the independent auditors) in order to ensure that the provision of such services does not impair the auditor’s independence.  Under the policy, the Audit Committee annually pre-approves the audit fee and terms of the engagement, as set forth in the engagement letter, along with a specified list of audit-related and tax services.  If any service to be provided by the independent auditors has not received pre-approval during this annual process, it will require specific pre-approval by the Audit Committee and the independent auditor may not begin work on any engagement without confirmation of the Audit Committee pre-approval from the Chief Accounting Officer or his or her delegate.  In accordance with this policy, the Chair of the Audit Committee has been authorized by the Committee to pre-approve any audit-related, tax or other permissible non-audit service engagements of the independent auditors.

SHAREHOLDER PROPOSALS

If you intend to propose any matter for action at our 2006 annual meeting of shareholders, you must submit your proposal to the Secretary of Sinclair at 10706 Beaver Dam Road, Hunt Valley,  Maryland  21030 not later than December 9, 2005 at 5:00 p.m. Eastern Standard Time.  Only then can we consider your proposal for inclusion in our proxy statement and proxy relating to the 2006 annual meeting.  We will be able to use proxies you give us for the next year’s meeting to vote for or against any shareholder proposal that is not included in the proxy statement at our discretion unless the proposal is submitted to us on or before February 22, 2006.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ J. Duncan Smith

J. Duncan Smith, Secretary

Baltimore, Maryland
April 8, 2005

PROXY

SINCLAIR BROADCAST GROUP, INC.
PROXY FOR ANNUAL MEETING OF MAY 12, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby authorizes and directs Massachusetts Mutual Life Insurance Company, as trustee (the “Trustee”) of Sinclair Broadcast Group, Inc. 401(k) Profit Sharing Plan, to vote as proxy for the undersigned as herein stated at the Annual Meeting of Stockholders of Sinclair Broadcast Group, Inc. (the “Company”) to be held on May 12, 2005 at the Company’s corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030, at 10:00 a.m. local time, and at any adjournment thereof, all shares of common stock of the Company allocated to the account of the undersigned under such Plan, on the proposals set forth on the reverse hereof and in accordance with the Trustee’s discretion on any other matters that may properly come before the meeting or any adjournments thereof. The undersigned hereby acknowledges receipt of the Notice and Proxy Statement, dated April 8, 2005.

THE SHARES COVERED BY THIS PROXY WILL BE VOTED AS SPECIFIED. IF NO SPECIFICATION IS MADE, THE PROXY WILL BE VOTED BY THE TRUSTEE IN ITS SOLE DISCRETION IN THE BEST INTEREST OF THE PLAN PARTICIPANTS AND BENEFICIARIES.

PLEASE MARK, SIGN, DATE AND RETURN THIS VOTING INSTRUCTION CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of eight directors for a term expiring in 2006 as set forth in the proxy statement.

	Nominees:		01 David D. Smith, 02 Frederick G. Smith, 03 J. Duncan Smith, 04 Robert E. Smith,
05 Basil A. Thomas, 06 Lawrence E. McCanna, 07 Daniel C. Keith, 08 Martin R. Leader

	For	Withheld	For all except: ______________________
	☐	☐	☐
This proxy when properly executed will be voted in the
2.	Ratification of the appointment of Ernst & Young LLP as the Independent Registered			manner directed herein by the undersigned
	Public Accounting Firm for the year ending December 31, 2005.			stockholder. If no direction is made, this proxy will be
voted FOR the nominees for directors, FOR each of
	FOR	AGAINST	ABSTAIN	the other proposals and in accordance with the
	☐	☐	☐	proxies’ discretion on any other business that may properly come before the meeting to the extent permitted by law.

Please mark, sign and date, and return the proxy card promptly using the enclosed envelope.

				Dated:	, 2005

Signatures

Please sign exactly as your name appears to the left.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

 FOLD AND DETACH HERE

PROXY

SINCLAIR BROADCAST GROUP, INC.
PROXY FOR ANNUAL MEETING OF MAY 12, 2005
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints David D. Smith and Frederick G. Smith, or either of them, as attorneys-in-fact, with full power of substitution, to vote in the manner indicated on the reverse side, and with discretionary authority as to any other matters that may properly come before the meeting, all shares of common stock of Sinclair Broadcast Group, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders of Sinclair Broadcast Group, Inc. (the “Company”) to be held on May 12, 2005 at the Company’s corporate office, 10706 Beaver Dam Road, Hunt Valley, MD 21030 at 10:00 a.m. local time.

NOT VALID UNLESS DATED AND SIGNED ON THE REVERSE SIDE

Address Change/Comments (Mark the corresponding box on the reverse side)

 FOLD AND DETACH HERE

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1 AND 2	Please Mark Here for Address Change or Comments	☐
SEE REVERSE SIDE

1.	Election of eight directors for a term expiring in 2006 as set forth in the proxy statement.

	Nominees:		01 David D. Smith, 02 Frederick G. Smith, 03 J. Duncan Smith, 04 Robert E. Smith,
05 Basil A. Thomas, 06 Lawrence E. McCanna, 07 Daniel C. Keith, 08 Martin R. Leader

	For	Withheld	For all except: ______________________
	☐	☐	☐
This proxy when properly executed will be voted in the
2.	Ratification of the appointment of Ernst & Young LLP as the Independent Registered			manner directed herein by the undersigned
	Public Accounting Firm for the year ending December 31, 2005.			stockholder. If no direction is made, this proxy will be
voted FOR the nominees for directors, FOR each of
	FOR	AGAINST	ABSTAIN	the other proposals and in accordance with the
	☐	☐	☐	proxies’ discretion on any other business that may properly come before the meeting to the extent permitted by law.

Please mark, sign and date, and return the proxy card promptly using the enclosed envelope.

				Dated:	, 2005

Signatures

Please sign exactly as your name appears to the left.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

 FOLD AND DETACH HERE